 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 21, 2007 accompanying the consolidated financial statements and schedule included in the Annual Report of MISONIX, INC. and Subsidiaries on Form 10-K for the years ended June 30, 2007 and 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of MISONX, INC. and Subsidiaries on Forms S-8 (File No. 333-130874, effective January 5, 2006, File No. 333-63166, effective June 15, 2001, File No. 333-78795, effective May 18, 1999, File No. 333-18907, effective March 21, 1997 and File No. 33-73924, effective January 7, 1994).

/s/ Grant Thornton LLP

Melville, New York
September 27, 2007